Exhibit 99.1

GLOBAL INDUSTRIAL REPORTS Third QUARTER 2026 FINANCIAL RESULTS

Sales Increased 10.2% to $389.5 Million and 8.5% on an Average Daily Sales Basis

Diluted EPS Increased 33.3% to $0.64

Board Declared $0.28 Dividend and Special Dividend of $1.00

PORT WASHINGTON, NY, November 3, 2026 – Global Industrial Company (NYSE: GIC), a value-added distributor and source for industrial equipment and supplies today announced financial results for the third quarter ended September 30, 2026.

Performance Summary* (U.S. dollars in millions, except per share data)
	Quarter Ended		Nine Months Ended
Highlights	September 30,		September 30,
	2026	2025	2026	2025
Net sales	$389.5	$353.6	$1,126.5	$1,033.5
Gross profit	$138.9	$126.0	$416.2	$371.1
Gross margin	35.7%	35.6%	36.9%	35.9%
Operating income from continuing operations	$32.7	$26.3	$102.6	$78.0
Operating margin	8.4%	7.4%	9.1%	7.5%
Net income from continuing operations	$24.5	$18.8	$76.9	$57.4
Net income per diluted share from continuing operations	$0.64	$0.48	$2.00	$1.48
Net income from discontinued operations	$0.1	$0.0	$1.4	$0.1
Net income per diluted share from discontinued operations	$0.00	$0.00	$0.04	$0.00
*

Global Industrial Company manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal quarters ended October 3, 2026 and September 27, 2025, respectively. The third quarters of both 2026 and 2025 included 13 weeks and the first nine months of both 2026 and 2025 included 39 weeks.

Average daily sales is calculated based upon the number of selling days in each period, with Canadian sales converted to U.S. dollars using the current year's average exchange rate. There were 64 selling days in the U.S. in the third quarter of 2026 compared to 63 selling days in the third quarter of 2025 and there were 192 selling days in the U.S. for the nine months ended September 30, 2026 compared to 191 selling days for the nine months ended September 30, 2025. There were 63 selling days in Canada in the third quarter of 2026 compared to 62 selling days in the third quarter of 2025 and there were 189 selling days in Canada for the nine months ended September 30, 2026 and 188 selling days for the nine months ended September 30, 2025.

Third Quarter 2026 Financial Summary:

•	Consolidated sales increased 10.2% to $389.5 million compared to $353.6 million last year and average daily sales increased 8.5% compared to prior year.
•	Consolidated gross margin increased to 35.7% compared to 35.6% last year. Consolidated gross margin benefited by approximately 60 basis points from tariff refunds.
•

Consolidated operating income from continuing operations increased 24.3% to $32.7 million compared to $26.3 million last year. Consolidated operating income benefited by approximately $2.0 million from tariff refunds.

•

Net income per diluted share from continuing operations increased 33.3% to $0.64 compared to $0.48 last year. Net income per diluted share from continuing operations benefited by approximately $0.04 from tariff refunds.

Year to Date Q3 2026 Financial Summary:

•	Consolidated sales increased 9.0% to $1.13 billion compared to $1.03 billion last year and average daily sales increased 8.5% compared to prior year.
•	Consolidated gross margin increased to 36.9% compared to 35.9% last year. Consolidated gross margin benefited by approximately 200 basis points from tariff refunds.
•

Consolidated operating income from continuing operations increased 31.5% to $102.6 million compared to $78.0 million last year. Consolidated operating income benefited by approximately $23.1 million from tariff refunds.

•

Net income per diluted share from continuing operations increased 35.1% to $2.00 compared to $1.48 last year. Net income per diluted share from continuing operations benefited by approximately $0.46 from tariff refunds.

Anesa Chaibi, Chief Executive Officer, said, "Sustained sales momentum, improved profitability and continued execution of our go-to-market strategy drove another strong quarter for Global Industrial.  Third quarter revenue increased 10.2% and we delivered our fourth consecutive quarter of high-single digit average daily sales growth, up 8.5%.  Revenue growth was led by our industrial and retail customer verticals and strong double-digit performance among our largest strategic accounts.”

“Our go-to-market strategy is strengthening customer relationships, enabling us to win larger opportunities and to capture greater share of wallet. Over the past year, we have continued to advance our customer centric, relationship-driven B2B approach, with a focus on developing a deeper understanding of our customers, enhancing our vertical expertise and better aligning our sales, marketing and merchandising teams.  We believe this progress, supported by our strong balance sheet, positions Global Industrial for continued profitable growth and long-term value creation.”

At September 30, 2026, the Company had total working capital of $266.2 million, cash and cash equivalents of $119.2 million, and excess availability under its credit facility of approximately $119.8 million. Operating cash flow provided by continuing operations in the quarter was $44.5 million. The Company’s Board of Directors has declared a cash dividend of $0.28 per share and a special cash dividend of $1.00 per share to common stock shareholders of record at the close of business on November 16, 2026, payable on November 23, 2026.

Earnings Conference Call Details

Global Industrial Company will host a conference call and question and answer session on its third quarter 2026 results today, November 3, 2026 at 5:00 p.m. Eastern Time. A live webcast of the call will be available on the Company’s website at https://investors.globalindustrial.com in the events section. The webcast will also be archived on the website for approximately 90 days.

About Global Industrial Company

Global Industrial Company (NYSE: GIC), is a leading distributor of high-quality, industrial-strength equipment and supplies, serving organizations of all sizes across a wide range of industries. With more than 75 years of experience, customers rely on Global Industrial for its broad portfolio of national and private brands, trusted service and focus on value. We help customers keep their operations running by delivering the right products when they need them, because We Can Supply That®. Visit Globalindustrial.com, and follow us on Facebook, Instagram, and LinkedIn.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Any such statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections and are not guarantees of future performance. When used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this report are based on the Company’s beliefs and expectations as of the date of this report and are subject to risks and uncertainties which may have a significant impact on the Company’s business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain and undue reliance should not be placed on them. Important risk factors that may affect our future results of operations and financial condition are detailed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events, except as may be required by applicable law.

Investor/Media Contacts:
Mike Smargiassi / Collin Dreizen
The Plunkett Group
212-739-6729
mike@theplunkettgroup.com / collin@theplunkettgroup.com

GLOBAL INDUSTRIAL COMPANY

Condensed Consolidated Statements of Operations - Unaudited

(In millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net sales	$389.5	$353.6	$1,126.5	$1,033.5
Cost of sales	250.6	227.6	710.3	662.4
Gross profit	138.9	126.0	416.2	371.1
Gross margin	35.7%	35.6%	36.9%	35.9%
Selling, general and administrative expenses	106.2	99.7	313.6	293.1
Operating income from continuing operations	32.7	26.3	102.6	78.0
Operating margin	8.4%	7.4%	9.1%	7.5%
Interest and other (income) expense, net	(0.4)	0.2	(1.5)	0.0
Income from continuing operations before income taxes	33.1	26.1	104.1	78.0
Provision for income taxes	8.6	7.3	27.2	20.6
Net income from continuing operations	24.5	18.8	76.9	57.4
Net income from discontinued operations	0.1	0.0	1.4	0.1
Net income	$24.6	$18.8	$78.3	$57.5

Net income per common share from continuing operations:
Basic	$0.64	$0.48	$2.00	$1.48
Diluted	$0.64	$0.48	$2.00	$1.48

Net income per common share from discontinued operations:
Basic	$0.00	$0.00	$0.04	$0.00
Diluted	$0.00	$0.00	$0.04	$0.00

Net income per common share:
Basic	$0.64	$0.48	$2.04	$1.48
Diluted	$0.64	$0.48	$2.04	$1.48

Weighted average common and common equivalent shares:
Basic	38.2	38.4	38.2	38.4
Diluted	38.2	38.5	38.2	38.4

GLOBAL INDUSTRIAL COMPANY

Condensed Consolidated Balance Sheets - Unaudited

(In millions)

	September 30,	December 31,
	2026	2025
Current assets:
Cash and cash equivalents	$119.2	$67.5
Accounts receivable, net	176.2	139.6
Inventories	153.1	174.6
Prepaid expenses and other current assets	12.7	14.8
Total current assets	461.2	396.5
Property, plant and equipment, net	17.6	18.5
Operating lease right-of-use assets	84.6	91.8
Goodwill and intangibles	61.9	64.3
Other assets	9.4	9.7
Total assets	$634.7	$580.8

Current liabilities:
Accounts payable and accrued expenses	$180.8	$162.4
Operating lease liabilities	14.2	16.1
Total current liabilities	195.0	178.5
Operating lease liabilities	80.4	87.5
Other liabilities	1.0	1.6
Shareholders’ equity	358.3	313.2
Total liabilities and shareholders’ equity	$634.7	$580.8

GLOBAL INDUSTRIAL COMPANY

Condensed Consolidated Statements of Cash Flows - Unaudited

(In millions)

	Nine Months Ended
	September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations	$76.9	$57.4
Adjustments to reconcile net income from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	5.9	5.8
Stock-based compensation	4.9	5.9
Provision for deferred taxes	0.1	0.0
Change in working capital	0.4	(12.1)
Other, net	2.3	0.7
Net cash provided by operating activities from continuing operations	90.5	57.7
Net cash provided by operating activities from discontinued operations	1.6	0.1
Net cash provided by operating activities	92.1	57.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2.7)	(2.3)
Acquisition, net of cash acquired	0.0	(4.0)
Net cash used in investing activities	(2.7)	(6.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(32.3)	(30.2)
Stock-based compensation share issuances, net	1.0	2.2
Purchase of treasury shares	(5.6)	0.0
Net cash used in financing activities	(37.5)	(28.7)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(0.2)	(0.2)

NET INCREASE IN CASH	51.7	22.6
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	67.5	44.6
CASH AND CASH EQUIVALENTS – END OF PERIOD	$119.2	$67.2